Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form SB-2/A of NanoSensors, Inc. of our report dated March 14, 2005 on our audit of NanoSensors, Inc.’s financial statements as of November 30, 2004 and for the year ended November 30, 2004, and for the cumulative period from inception (December 23, 2003) to November 30, 2004.

/s/ Madsen & Associates, CPAs Inc.

Murray, Utah
December 18, 2006